EXHIBIT 99.1

ILiAD Biotechnologies Reports First-ever Demonstration of Protection Against B. pertussis Colonization in Phase 2b Human Challenge Study of BPZE1 Vaccine

Weston, FL; September 5, 2023 – ILiAD Biotechnologies, LLC (ILiAD), a clinical stage biotech company developing the world’s most advanced next generation pertussis vaccine announces positive primary data outcomes in the CHAMPION-1 clinical trial conducted at University Hospital Southampton (UK) and University of Oxford (UK).

ILiAD Biotechnologies reported today that its BPZE1 intranasal pertussis vaccine has met the primary endpoint of protection against nasopharyngeal B. pertussis colonization (p=0.03) in the Phase 2b CHAMPION-1 Study. This pre-specified sensitivity analysis included participants challenged with sufficient colony forming units (CFUs) of 5 x10[4] – 2.4 x10[5] CFUs of wild-type B . pertussis in the per-protocol adequate challenge inoculum group. BPZE1 was well tolerated with most participants experiencing no or mild systemic and nasal/respiratory symptoms of short duration with no serious adverse events. Notably, a post hoc analysis of quantitative B. pertussis CFU counts estimated that BPZE1 vaccination reduced the burden of B. pertussis by 98.0% compared with placebo.

The CHAMPION-1 Phase 2b Human Challenge study is a randomized, double-blind, placebo-controlled study of BPZE1 vaccine in healthy adults. The study has a primary objective to demonstrate that prior immunization with BPZE1 protects against colonization as evidenced by negative B. pertussis culture following virulent B. pertussis challenge 2–4 months after vaccination. Additional objectives include demonstration of safety, nasal mucosal and serum immunological response, functional serum bactericidal activity, and reduction in overall bacterial load following virulent B. pertussis challenge. The study included vaccination of 53 participants at University Hospital Southampton and University of Oxford in the United Kingdom, with 46 participants inoculated with a targeted 10[5] CFU of virulent B. pertussis 2–4 months after vaccination, followed by a 16-night stay in a quarantined challenge facility where nasal mucosal and blood samples were collected. All study participants were treated with antibiotics before leaving quarantine.

Chief investigator for the CHAMPION-1 study Prof. Robert Read, Professor and Chair of Infectious Diseases at the University of Southampton stated, “This study marks the first-ever demonstration of a pertussis vaccine preventing B. pertussis colonization in a human challenge model. BPZE1’s ability to induce sterilizing mucosal immunity and prevent B. pertussis colonization at all post-challenge timepoints in most participants is a high bar to have achieved, especially given the substantial challenge dose.”

Study Highlights

  Results indicate that BPZE1 vaccine protects against B. pertussis colonization, as demonstrated by both the primary endpoint of the proportion of participants with no colonization post-challenge in the per-protocol adequate inoculum group and the substantial reduction in overall B. pertussis bacterial load.
  BPZE1 vaccination induced potent serum bactericidal activity, especially against a pertactin-deficient (PRN-) B. pertussis strain, in contrast to placebo controls. PRN- B. pertussis is currently the predominant circulating strain of B. pertussis in the U.S., which has been identified by CDC researchers to have emerged due to antigen drift in response to the use of current acellular pertussis vaccines.
  BPZE1 vaccination induced broad nasal mucosal and serum antibody responses which were absent from placebo controls, consistent with both nasal mucosal and systemic protection.
  The overall frequency of vaccine-related treatment-emergent adverse events was comparable between the BPZE1 and placebo groups, and there were no unexpected safety findings in the BPZE1 group.

Stephanie Noviello, MD, ILiAD Chief Medical Officer remarked, “The dramatic reduction in quantitative CFU counts in BPZE1 vaccinated participants compared to placebo, over the duration of post-challenge days, reinforces the potential clinical benefit of BPZE1, confirming previously published BPZE1 results in preclinical and attenuated human challenge studies. This study was intended to inform the primary endpoint, study parameters, and sample size to power a successful Phase 3 B. pertussis human challenge study, which we are confident has now been achieved. The primary data from the CHAMPION-1 clinical study will be presented at the World Vaccine Congress on October 19th in Barcelona.”

Keith Rubin, M.D., Chief Executive Officer and Founder, commented, “These results represent a major milestone in global public health efforts to control Bordetella pertussis, a pathogen that harms tens of millions of people each year, especially children who account for the great majority of resulting deaths (over 150,000 annually). For more than a decade, ILiAD has been committed to stopping B. pertussis where it lives – the human upper respiratory tract. We’ve always believed that preventing nasopharyngeal colonization will prevent the subsequent disease, transmission and epidemics that have plagued humanity for hundreds of years. We still have a lot of work to do, but this is far and away the best evidence to date that we can fulfill our mission to eradicate all disease due to B. pertussis. My deep appreciation to everyone who contributed to this study, especially the study participants without whom achievement of this important milestone would not be possible.”

Of note, early in study enrollment a small group of participants were identified to have received a lower dose of wild-type B. pertussis challenge than was originally specified in the protocol. As a result, the preparation method of the B. pertussis challenge dose was modified to achieve the per-protocol adequate inoculum of B. pertussis challenge as specified in the original study protocol. In an analysis of all study participants, including those who received the lower challenge dose, the primary endpoint showed a comparable trend of BPZE1 prevention of colonization.

About Pertussis
Pertussis (whooping cough) is a life-threatening disease caused by the highly contagious respiratory bacterium Bordetella pertussis. According to U.S. Centers for Disease Control and Prevention, each year pertussis affects approximately 16 million people globally, accounting for nearly 200,000 deaths. Although estimated global vaccination coverage is 84%, current vaccines have failed to control epidemics. In addition, current vaccines do not fully protect infants under age 6 months, since immunization requires multiple injections, usually at 2, 4 and 6 months.

About BPZE1
BPZE1 is a next-generation live-attenuated pertussis vaccine designed to induce comprehensive and durable protection against B. pertussis infection (colonization) and disease (whooping cough). BPZE1 is being developed to block B. pertussis from colonizing adult and adolescent nasal passages, to protect adults and adolescents from whooping cough, and to potentially prevent transmission, including transmission to infants. While ILiAD is currently focused on developing a vaccine to directly protect adults and adolescents and to indirectly protect vulnerable infants, future development aims to immunize neonates directly. BPZE1 was developed at the Institut Pasteur de Lille (France) in the lab of Camille Locht and Nathalie Mielcarek.

About ILiAD Biotechnologies, LLC
ILiAD Biotechnologies (http://www.iliadbio.com) is a privately held, clinical stage biotechnology company dedicated to the prevention and treatment of human disease caused by Bordetella pertussis. The company is developing and acquiring key technologies, working with leading scientists to overcome the limitations of current vaccines, investigating the impact of B. pertussis in a range of human disease, and is focused on validating its proprietary vaccines in human clinical trials.

About University Hospital Southampton
University Hospital Southampton NHS Foundation Trust (UHS) is one of the largest acute teaching trusts in England with a turnover of more than £1.15 billion in 2021/22. UHS provides hospital services for 1.9 million people living in southern Hampshire and specialist services to more than 3.7 million people in central southern England and the Channel Islands. UHS is consistently one of the UK's highest recruiting trusts of patients to clinical trials and in the top ten nationally for research study volume as ranked by the NIHR Clinical Research Network. In partnership with the University of Southampton, UHS has £35 million of NIHR infrastructure dedicated to bringing the latest treatments to patients.

About University of Oxford
Oxford University has been placed number 1 in the Times Higher Education World University Rankings for the seventh year running, and number 2 in the QS World Rankings 2022. At the heart of this success are the twin-pillars of our ground-breaking research and innovation and our distinctive educational offer. Oxford is world-famous for research and teaching excellence and home to some of the most talented people from across the globe. Our work helps the lives of millions, solving real-world problems through a huge network of partnerships and collaborations. The breadth and interdisciplinary nature of our research alongside our personalised approach to teaching sparks imaginative and inventive insights and solutions. Through its research commercialisation arm, Oxford University Innovation, Oxford is the highest university patent filer in the UK and is ranked first in the UK for university spinouts, having created more than 200 new companies since 1988. Over a third of these companies have been created in the past three years. The university is a catalyst for prosperity in Oxfordshire and the United Kingdom, contributing £15.7 billion to the UK economy in 2018/19, and supports more than 28,000 full time jobs.

About the Oxford Vaccines Group – Medical Science Division
The Oxford Vaccine Group (OVG) conducts studies of new and improved vaccines for children and adults and is based in the Department of Paediatrics at the University of Oxford. The group is led by Professor Andrew J Pollard. OVG was founded in 1994 by Professor E. Richard Moxon. The multidisciplinary group, led by Professor Pollard since 2001, includes consultants in vaccinology, a Director of Clinical Trials, a Senior Clinical Trials Manager, adult and paediatric clinical research fellows, adult and paediatric research nurses, project managers, statisticians, QA manager, Clinical Trials IT and Development Lead, and an administration team. Our team also includes post-doctoral scientists, research assistants and DPhil students and we work together with professionals from a range of specialities such as immunologists, microbiologists, epidemiologists, health communicators, and a sociologist, a community paediatrician, the local Health Protection team and a bioethicist.

Contact
Ken Solovay ILiAD Biotechnologies, LLC info@iliadbiotech.com 1-800-603-3525

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